As filed with the Securities and Exchange Commission on August 28, 1997

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported) August 13, 1997


                                  CAPITAL TRUST
             (Exact Name of Registrant as Specified in its Charter)


California                             1-8063                  94-6181186
(State or Other                      (Commission         (I.R.S. Employer
Jurisdiction of                     File Number)           Identification
incorporation)                                                       No.)




885 Third Avenue, Suite 1240
New York, New York                                                  10022
(Address of Principal Executive Offices)                       (Zip Code)

                                 (212) 593-5400
              (Registrant's Telephone Number, Including Area Code)



          (Former name or former address, if changed since last report)



627237.1

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ITEM 2.           Acquisition or Disposition of Assets

          On August 13, 1997, the Registrant originated and funded a $9.8 million short-term bridge loan (the "Bridge Loan") to Phoenix Four, Inc. and certain affiliates ("Phoenix"). The Bridge Loan proceeds were used primarily for the acquisition of an $11.8 million performing mortgage note that is secured by a 281,000 square foot office/warehouse facility located in Philadelphia, Pennsylvania (the "Mortgage Note") and for general corporate purposes. The Bridge Loan is secured by a pledge of the Mortgage Note, a pledge of a $4.4 million performing mortgage note secured by a 202,000 square foot industrial/ warehouse facility in Queens, New York and a $2.3 million pool of secured home loans to owners of cooperative apartments located in Brooklyn, New York (collectively, the "Primary Collateral"). The Bridge Loan is further secured by a pledge of various non-performing loans owned by Phoenix (the "Additional Collateral").

         The Bridge Loan has a term of one year which may be extended by the borrower (upon payment of an extension fee) for an additional year and bears interest at a specified rate above LIBOR. The Bridge Loan amortizes through a cash flow sweep to the extent that principal and interest payments and cash flow from the Primary Collateral and certain principal payments from the Additional Collateral exceed the Bridge Loan's regularly scheduled interest payments.

ITEM 7.           Financial Statements and Exhibits.

      (a) Financial Statements of business acquired. The Registrant has determined that it is impracticable to provide the financial statements required for the operating property underlying the mortgage notes reported in Item 2 of this Current Report on Form 8-K. The Registrant will file the required financial statements of the underlying operating property under the cover of an amendment to this Current Report on Form 8-K as soon as practicable, but in no event later than 60 days after the date on which this Current Report on Form 8-K was required to have been filed.

      (b)  Pro Forma Financial Information.   Not Applicable.

      (c)  Exhibits.  Not Applicable.


627237.1

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CAPITAL TRUST
                                        (Registrant)



Date: August 28, 1997                   By: /s/ John R. Klopp
                                            -----------------------
                                            Name:    John R. Klopp
                                            Title:   Chief Executive Officer

627237.1